Exhibit 99.1

                                                            PRESS RELEASE



UNITEDAUTO

                                                     UnitedAuto Group, Inc.
                                                     375 Park Avenue, 11th
                                                     Floor
                                                     New York, NY  10152

Contact:  Roger Penske          Sam DiFeo          Jim Davidson
          Chairman              President          Executive Vice President -
                                                   Finance
          (313) 592-5002        (212) 230-0475     (212) 230-0461

FOR IMMEDIATE RELEASE
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            UNITEDAUTO SHAREHOLDERS APPROVE $49.5 MILLION SECOND
          INSTALLMENT OF $83.0 MILLION PENSKE CAPITAL INVESTMENT

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   DONALD J. HOFFMAN AND EUSTACE W. MITA APPOINTED TO BOARD OF DIRECTORS

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DETROIT, MI, AUGUST 3, 1999 - UnitedAuto Group, Inc. (NYSE: UAG), the
nation's second largest publicly traded automotive retailer, announced today that Penske Capital Partners had funded the $49.5 million second installment of the $83.0 million in new capital. The Company received the investment following shareholder approval at the Company's Annual Shareholder Meeting. Penske Capital Partners was issued approximately 4.6 million additional shares of Preferred Stock, which are convertible into
4.6 million shares of Common Stock. Assuming the conversion of the Company's Preferred Stock, Penske Capital will hold approximately 28% of the Company and, assuming the exercise in full of the Warrants and including payment-in-kind dividends, will own approximately 40% of the Company's voting and non-voting Common Stock.

     The Company stated that the net proceeds from the investment will be used to repay indebtedness and for general corporate purposes.

     Roger S. Penske, Chairman, stated, "We are pleased to have executed the second phase of our investment in UnitedAuto and are now in a position to make operational and strategic changes which we believe will contribute to UnitedAuto's long-term success. I am enthusiastic about the prospects for UnitedAuto's future growth."

                         NEW BOARD MEMBERS ELECTED

     The Company also announced that the shareholders had elected as Directors Donald J. Hofmann, General Partner of Chase Capital Partners, and Eustace W. Mita, President and Chief Executive of HAC Group, Inc., an automotive training and consulting company. Roger Penske stated, "With the increase in the number of Directors from seven to nine, we have broadened the scope of our Board to include additional automotive industry experience."

     UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 103 franchises in 16 states and Puerto Rico. UnitedAuto dealerships sell new and used vehicles and market a complete line of after-market automotive products and services.

     Penske Capital Partners was formed in 1997 to make investments in the transportation and transportation services industries.

     This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors, including economic conditions, manufacturer approvals and acquisition risks that could affect these results are described in reports and documents filed by the Company with the Securities and Exchange Commission.

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